                         Klett Lieber Rooney & Schorling

                           A PROFESSIONAL CORPORATION
                          40TH FLOOR, ONE OXFORD CENTRE
                         PITTSBURGH, PENNSYLVANIA 15239
                            TELEPHONE (412) 292-2000


                                  July 27, 1999


Via Facsimile  (212)949-7052

Joseph P. Connors, Esq.
Snow Becker Krauss P.C.
605 Third Avenue
New York, NY 10158-0125

         Re:      WorldCom Network Services, Inc. v. PICK Communications Corp.
                  ------------------------------------------------------------

Dear Mr. Connors:

         Reference is made to my letter to Mr. Lutzker dated July 21, 1999, which is superceded in all respects by this letter. Based upon our conversations, and discussions with my client, WorldCom Network Services, Inc. ("WorldCom"), has agreed to modify the terms of the prior letter dated July 21, 1999, as set forth below. The terms and conditions to WorldCom's forbearance contained in this letter must be accepted by your client no later than 5:00 p.m., Central Time, today, July 27, 1999, otherwise WorldCom will be forced to proceed with its litigation and other efforts to protect its rights and collect on the outstanding debt. Please accept this revised letter as an outline of the workout agreement reached between our respective clients on Friday, July 16, 1999, with respect to the approximately $1.2 million owned by PICK Communications Corp. ("PICK") to WorldCom. I have also enclosed a redlined copy of this letter for your convenience.

         The terms of the agreement between the parties are as follows:

         1. PICK acknowledges and affirms that (a) as of June 30, 1999, it owed WorldCom $1,256,622.17 (collectively with accrued and accruing interest, the "Indebtedness"), (b) since June 30, 1999, no payments have been made on the Indebtedness; (c) interest on the Indebtedness has accrued and is accruing from such date at the rate of eighteen percent (18) per annum, pursuant to the Settlement Agreement dated as of April 15, 1999, by and between WorldCom and
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Joseph P. Connors, Esq.
July 27, 1999
Page 2

PICK, and (d) the Indebtedness is not subject to any rights of setoff or recoupment, counterclaims or defenses of PICK.

         2. PICK has requested that WorldCom agree to restructure the Indebtedness by, among other things, agreeing to forbear from taking actions (such as continuing the litigation captioned above) to collect the Indebtedness, and to discontinue, without prejudice, the current judicial proceedings against PICK until January 16, 2000, with the option to extend such forbearance through January 16, 2001, at PICK's discretion.

         3. As consideration for WorldCom's agreement to restructure the Indebtedness and WorldCom's agreement to forbear from taking actions to collect the same until January 16, 2000, PICK agrees to execute and deliver to WorldCom, on or before ten (10) days from the date of this letter, a six month promissory note (payable on January 16, 2000 (the "Note") in the principal amount of the Indebtedness (calculated as of the date of the Note), which contains the following provisions (a) interest shall accrue at the rate of sixteen percent (16%) per annum; (b) interest and principal shall be payable at the maturity of the Note; and (c) PICK shall have the right to prepay the amounts due under the Note, without penalty.

         4. Each of PICK, PICKnet, Inc. ("PICKnet") and any and all other affiliates of PICK or PICKnet which receive, directly or indirectly, proceeds from the sale of PICK's and/or PICKnet's telephony business and any subsidiary or affiliate which is organized as an Internet service provider, as contemplated by PICK's current business plan (each such entity, a "Benefitted PICK Entity" and collectively with PICK and PICKnet, the "PICK Entities") acknowledge and agree (or as to any PICK Entity which does not execute this letter agreement and/or the final documentation with respect thereto, because it has not yet been formed, or has not yet received the proceeds, whether directly or indirectly, of the sale of the telephony business) that although each are separate corporations, the effective continuance of the business of each Pick Entity is dependent on the continuance and success of each other PICK Entity; the final success of each PICK Entity directly benefits the others and the transactions contemplated under this agreement will be to the mutual benefit of each PICK Entity; and that each PICK Entity understands that WorldCom's willingness to forbear from exercising its rights and to agree to the plan contained in this agreement is predicated upon, and therefore WorldCom has relied upon, the truth of the foregoing representation by the PICK entities.

         5. As consideration for WorldCom's agreement to restructure the Indebtedness and WorldCom's agreement to forebear until January 16, 2000, PICK shall issue to WorldCom one million shares of PICK's common stock (the "Shares") as a restructuring fee, which shall be deemed earned by WorldCom upon receipt and shall not be credited against the Indebtedness in any way, nor be deemed in any way to be paid an account of the Indebtedness, as interest or principal.
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Joseph P. Connors, Esq.
July 27, 1999
Page 3

         6. The Shares issued to WorldCom as the restructuring fee shall be deemed fully paid and non-assessable.

         7. With respect to the Shares, WorldCom shall also have (a) piggyback registration rights, and (b) demand registration rights, consistent with a transaction of this magnitude. With respect to the latter, PICK agrees that, as soon as practicable, but no later than October 27, 1999, it will file a registration statement (the "Registration Statement") with the Securities and Exchange Commission covering the Shares that will be issued pursuant to this agreement and the final documentation. PICK also agrees to use its best efforts to cause the Registration Statement to become effective as soon as practicable after its filing. In connection with the Registration Statement, PICK shall execute an indemnification agreement in favor of WorldCom that is in a form acceptable to WorldCom and its counsel.

         8. In the event PICK repays the Indebtedness reflected by the Note by its January 16, 2000 maturity date, PICK shall be entitled to redeem no more than one half of the Shares for $1.00. In the event PICK does not repay the Indebtedness memorialized by the Note by its January 16, 2000 maturity date, PICK's redemption rights with respect to the Shares shall terminate and the January 16, 2000 maturity date shall automatically be extended to January 16, 2001, with the interest continuing to accrue, and be payable, together with the outstanding principal, at the extended January 16, 2001 maturity date. WorldCom's agreement to allow PICK to extend the maturity of the Note to January 16, 2001, is not and shall not be construed as an agreement by WorldCom to any further extension of the maturity date of the Note.

         9. With respect to the telephony business, the PICK Entities agree to assist WorldCom through introductions and otherwise to any purchaser of any of the PICK Entities' telephony assets, and further agree to use their best efforts to assist WorldCom in its interest in retaining its position as the underlying carrier for such telephone traffic. Furthermore, in the event of any sale of the telephony assets of any PICK Entity, the PICK Entities agree to provide WorldCom with an accounting of the sale proceed received from any such sale.

         10. The PICK Entities shall provide WorldCom with monthly financial reporting and other covenants typical of a financial transaction of this magnitude.

         11. The PICK Entities represent and warrant that this agreement, and the transactions contemplated thereby, including the payment of the Shares as a restructuring fee (i) have been approved by all necessary corporate action, (ii) do not violate or conflict with any articles of incorporation or corporate by-laws of any PICK Entity, loan covenant or agreement entered into by any PICK Entity, and (iii) do not violate or conflict with any law of the United States, including state
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Joseph P. Connors, Esq.
July 27, 1999
Page 4

or federal securities laws; such representations and warranties shall be supported by an opinion of counsel satisfactory in form and substance to WorldCom and its counsel.

         12. As further consideration WorldCom's agreement restructure the indebtedness and to forbear from exercising its rights, each PICK Entity, their respective agents, servants, employees, directors, officers, attorneys, affiliates, parent, subsidiaries, successors, heirs and assigns and all persons, firms, corporations, and organizations acting on their respective behalf hereby forever releases and discharges each of WorldCom and its respective agents, servants, employees, directors, officers, attorneys, affiliates, parent, subsidiaries, successors, heirs and assigns and all persons, firms, corporations, and organizations acting on their behalf (collectively, the "WorldCom Entities") of and from any and all losses, damages, claims, demands, liabilities, obligations, actions and causes of action, of any nature whatsoever in law or in equity, including any claims or joinders for sole liability, and contribution or indemnity, which any PICK Entity may have or claim to have against any one or more of the WorldCom Entities, or any one or more of them, whether presently known or unknown, and of every nature and extent.

         13. Within ten (10) days of the date of this letter agreement, (a) each of WorldCom and the PICK Entities shall execute the necessary written agreements and notes to further memorialize this transaction, and (b) the Shares will be issued to WorldCom. The Note and all other agreements to be executed by the parties shall: (i) be in form and substance satisfactory to WorldCom and its counsel; and (ii) be on terms consistent with this letter agreement, and shall contain representations, warranties, covenants, conditions, events of default or forbearance termination events, such as a material adverse change to any of the PICK Entities' financial, operational or business condition or prospects, and other provisions customary to a transaction of this magnitude.

         14. This letter agreement embodies the entire understanding of the parties hereto with respect to the subject hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by all parties hereto.

         This letter agreement is being sent to you and WorldCom contemporaneously, is subject to change in all respects, and shall be effective until executed by WorldCom.
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Joseph P. Connors, Esq.
July 27, 1999
Page 5

         If the foregoing is acceptable to your client, please have the appropriate person execute this letter in the spaces provided and telecopy the same to us and WorldCom.

                                                    Very truly yours,

                                                    /s/ Many Emamzadeh
                                                    -------------------------

                                 Many Emamzadeh
                       For Klett Lieber Rooney & Schorling
                           A Professional Corporation

cc:  Robert S. Vetia (by facsimile)
     Thomas Timony (by facsimile)
     Richard Wolff, Esq. (by facsimile)

                             Accepted and Agreed By:

PICK COMMUNICATIONS CORP.                       WORLDCOM NETWORK SERVICES, INC.


By: /s/ Diego Leiva                             By: /s/ Robert S. Vetia
   -------------------------------                 ----------------------------
Name: Diego Leiva                               Name: Robert S. Vetia
      ----------------------------                    -------------------------
Title: Chairman                                 Title: Vice President
       ---------------------------                     ------------------------

PICKnet, Inc.

By: /s/ Diego Leiva
   -------------------------------
Name: Diego Leiva
      ----------------------------
Title: Chairman
       ---------------------------

BENEFITTED PICK ENTITIES
__________________________________

By:_______________________________
Name:_____________________________
Title:____________________________